                    ASSET AND USISL STOCK PURCHASE AGREEMENT

                                      as of

                                November __, 1998


                       UMBRO INTERNATIONAL, INC. -- Seller
                VARSITY SPIRIT FASHIONS & SUPPLIES, INC. -- Buyer



CERTAIN PROVISIONS OF THIS AGREEMENT ARE SUBJECT TO ARBITRATION PURSUANT TO THE UNIFORM ARBITRATION ACT ss. 15-48-10 ET SEQ. OF THE CODE OF LAWS OF SOUTH CAROLINA.

                  INVENTORY AND USISL STOCK PURCHASE AGREEMENT

                                TABLE OF CONTENTS

Article 1  PURCHASE AND SALE OF ASSETS....................................    1
         1.1      Purchase and Sale of Assets.............................    1

Article 2  PURCHASE PRICE OF ASSETS.......................................    1
         2.1.     Purchase Price..........................................    1
         2.2      Payment of Purchase Price...............................    2

Article 3  REPRESENTATIONS AND WARRANTIES OF SELLER.......................    2
         3.1.     Organization............................................    2
         3.2.     Power and Authority.....................................    2
         3.3.     Title to Property.......................................    2
         3.4.     Inventory...............................................    2
         3.5      Broker's or Finder's Fees...............................    3
         3.6      No Conflict.............................................    3
         3.7      Materiality Defined.....................................    3

Article 4  REPRESENTATIONS AND WARRANTIES OF BUYER........................    3
         4.1      Organization............................................    3
         4.2      Power and Authority.....................................    3
         4.3      Broker's or Finder's Fee................................    4
         4.4      No Conflict.............................................    4


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

Article 5 CONDITIONS TO SELLER'S OBLIGATIONS..............................    4
         5.1      License Agreement.......................................    4
         5.2      USISL Agreement.........................................    4

Article 6 CONDITIONS TO BUYER'S OBLIGATIONS...............................    4
         6.1      License Agreement.......................................    4
         6.2      USISL Agreement.........................................    4

Article 7 CLOSING.........................................................    5
         7.1      Closing.................................................    5
         7.2      Actions at Closing......................................    5
                  a.     Certificates.....................................    5
                  b.     Resolutions......................................    5
                  c.     License Agreement................................    5
                  d.     USISL Agreement..................................    5
                  e.     Other Documents..................................    5

Article 8  COVENANTS OF SELLER AND BUYER FOLLOWING CLOSING................    5
         8.1      Accounts Receivable.....................................    5
         8.2      MIS.....................................................    6
         8.3      Personnel and Office Space..............................    6
         8.4      Miscellaneous...........................................    6

Article 9  INDEMNITY......................................................    6
         9.1      Indemnification by Seller...............................    6
         9.2      Indemnification by Buyer................................    7


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

         9.3      Notice of Claim.........................................    7
         9.4      Defense.................................................    7
         9.5      Limitations.............................................    7
                  a.     Thresholds.......................................    7
                  b.     Time of Assertion................................    8
                  c.     Exclusive Remedy.................................    8
         9.6      Recovery of Attorney Fees For Frivolous Actions.........    8

Article 10 MISCELLANEOUS..................................................    8
         10.1     Entire Agreement........................................    8
         10.2     Parties Bound by Agreement; Successors and Assigns......
         10.3     Counterparts............................................    8
         10.4     Headings................................................    8
         10.5     Modification and Waiver.................................    9
         10.6     Expenses................................................    9
         10.7     Notices.................................................    9
         10.8     Governing Law and Arbitration...........................   10
         10.9     Public Announcements....................................   11
         10.10    Third Party Beneficiaries...............................   11
         10.11    "Including".............................................   11
         10.12    References..............................................   11
         10.13    Survival of Agreements..................................   11
         10.14    Severability............................................   11

                    ASSET AND USISL STOCK PURCHASE AGREEMENT


     THIS ASSET AND USISL STOCK PURCHASE AGREEMENT (this "Agreement"), made and entered into as of November __, 1998, by and between UMBRO INTERNATIONAL, INC., a South Carolina corporation ("Seller"), and VARSITY SPIRIT FASHIONS & SUPPLIES, INC., a Minnesota corporation ("Buyer");


                                   WITNESSETH:

     WHEREAS, the business conducted by Seller consists primarily of the design, development, manufacturing and/or sourcing and marketing of soccer related apparel, footwear, equipment and accessories (the "Business");

     WHEREAS, Seller owns sixty (60) shares of the capital stock of U.S.I.S.L., Inc. (the "USISL"), constituting 60% of all of the issued and outstanding shares of capital stock of the USISL (the "Seller Shares"); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, certain team inventory products existing in Seller's inventory (the "Inventory"), certain items used in the conduct of Seller's U.S. Business described in Section 8.5 (the "Promotional Materials"), fifteen (15) of the Seller Shares (the "Buyer Shares"), and an option to purchase an additional five
(5) of the Seller Shares described in Section 8.9 (the "Option Shares") upon the terms and conditions and subject to the limited exceptions set forth herein;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                    Article 1
                           PURCHASE AND SALE OF ASSETS

     1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase, accept, and acquire from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, all right, title, and interest of Seller in and to the Inventory listed on Schedule 1.1 attached hereto, the Promotional Material, the Buyer Shares and the Option Shares (together, the "Assets"). The parties hereby agree and acknowledge that Buyer is not assuming any past, present, future, contingent or other liability of Seller or any of its Affiliates.



CERTAIN PROVISIONS OF THIS AGREEMENT ARE SUBJECT TO ARBITRATION PURSUANT TO THE UNIFORM ARBITRATION ACT ss. 15-48-10 ET SEQ. OF THE CODE OF LAWS OF SOUTH CAROLINA.

     1.2 Storage and Distribution of Inventory.

         a. Segregation of Inventory. Seller shall segregate the Inventory from all other inventory controlled by Seller in its Greenville, South Carolina warehouse.

         b. Lease of Warehouse. For the storage and distribution of the Inventory, unless purchased and paid for by Buyer, Seller will make its warehouse facilities available to Buyer at no charge; provided, however, Buyer removes all Inventory from Seller's warehouse facilities within fourteen (14) days after the Closing Date. In the event Buyer does not remove the Inventory from Seller's warehouse facilities within fourteen
     (14) days after the Closing Date, Buyer shall pay to Selle a lease rate of $2,000/month plus forty percent (40%) of Seller's actual expenses (the "Lease Rate") until the Inventory is removed from the Seller's warehouse so long as the warehouse is available to Seller. Buyer agrees to pay the Lease Rate upon receipt of an invoice from Seller.

         c. Ownership and Movement of Inventory. From the Closing Date until April 1, 1999, the Inventory will be owned by Seller, whether the Inventory is held in Seller's warehouse or another warehouse, until purchased and paid for by Buyer. Within five business days following shipment by Buyer to end customers or distributors, or from the Buyer's Memphis warehouse, the Inventory will be purchased and paid for. If and when the Inventory is held in a warehouse other than the Seller warehouse, Buyer will make arrangements to provide the same insurance, reports and security interest to Seller's lenders that Seller has been required to provide; provided, however, Seller shall retain ownership of such Inventory until purchased and paid for by Buyer. Buyer shall accept delivery of Inventory which must be moved to a warehouse designated by Buyer to avoid double shipping costs. Buyer shall have the risk of loss with regard to the Inventory upon receipt of the Inventory is its own warehouse or the warehouse designated by Buyer.

         d. Counting of Inventory. In conjunction with the delivery of the Inventory from Seller to Buyer's Memphis warehouse, Buyer will retain an independent third-party reasonably acceptable to Seller to examine the Inventory as it is removed from Seller's delivery vehicles (the "Inventory Counter"). The Inventory Counter will be responsible for confirming the Inventory is actually delivered by Seller in the quantity described in
     Schedule 1.1 and is not damaged. The Inventory Counte shall be the sole entity to determine the quantity and condition of Inventory delivered by Seller to Buyer and shall be authorized to modify Schedule 1.1 accordingly. If the Inventory Counter provides written notice of a deficiency in the number of products delivered or that products are damaged, then Buyer shall give Seller written notice of the deficiencies and indicate which of the following options applies: If the Inventory Counter determined that any items in the Inventory were missing, the Purchas Price and the letter of credit described in Section 1.2(d) shall be reduced by the cost of the missing goods. If the Inventory Counter determined that any items in the Inventory were damaged in such a manner that can reasonably be expected to negatively affect the resale value of the goods, then Buyer may at its option (i) return the damaged goods to Seller in which event the Purchase Price and letter of credit will be reduced by the cost of the returned Inventory or (ii) retain the damaged goods in

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

     which event the Purchase Price and letter of credit will be reduced by such amounts as Buyer and Seller agree. Seller reserves the right to observe the Inventory Counter.

         e. Letters of Credit. Buyer will provide letters of credit in favor of Seller's lenders to secure any Assets not purchased as of January 1, 1999 in a form reasonably acceptable to Seller's lenders.


                                    Article 2
                            PURCHASE PRICE OF ASSETS

     2.1 Purchase Price. The aggregate purchase price for the Assets shall be equal to US$3,385,940.07, subject to any adjustments under Section 1.2(d) (the "Purchase Price").

     2.2 Payment of Purchase Price. The Purchase Price shall be paid as follows:

     a. Initial Payment. Buyer shall pay to Seller US$300,000 in immediately available funds at the Closing (the "Initial Payment").

     b. Second Payment. Buyer shall pay to Seller US$350,000 in immediately available funds on January 5, 1999 (the "January Payment").

     c. Third Payment. Buyer shall pay to Seller US$350,000 in immediately available funds on April 1, 1999 (the "April Payment").

     d. Final Payment for Inventory. Buyer shall pay to Seller, in immediately available funds, Seller's cost of Inventory as listed in Schedule 1.1 within five (5) business days after such Inventory is shipped by Buyer to customers or distributors (the "Inventory Payments"). On April 1, 1999, Buyer shall pay to Seller, in immediately available funds, the Purchase Price less the Initial Payment, January Payment, April Payment and Inventory Payments.


                                    Article 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:



     3.1 Organization. Seller is a corporation validly existing and in good standing under the laws of the State of South Carolina with the corporate power and authority to conduct the Business and to own and lease its properties and assets.



     3.2 Power and Authority. Seller has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation and performance of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by Seller in connection with the transactions


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

contemplated hereby shall be the legal, valid, and binding obligations of Seller, enforceable in accordance with their terms.

     3.3 Title to Property. At the time Buyer purchases the Inventory set forth in Schedule 1.1 and makes the Inventory Payments, Buyer shall obtain good and marketable title to items purchased, free and clear of all title defects, liens, restrictions, claims, charges, security interests, or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements, or other title or interest retention arrangements.

     3.4 Inventory. Subject to Section 1.2(d), as of the Closing Date and as of the date the Inventory is purchased by Buyer, THE INVENTORY SOLD TO BUYER HEREIN IS SOLD "AS IS, WHERE IS," WITHOUT ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The Inventory sold hereunder is not slow moving, damaged or obsolete nor was sold by Seller prior to Closing to the trade at a discount from the wholesale price set forth on Schedule 1.1. Any information regarding number, type, cost or value of the Inventory , and any other financial or business information of any kind whatsoever, that has heretofore been provided by Seller to Buyer has been produced in good faith, but Seller shall have no responsibility or obligation for the accuracy or use of any information that has been provided or is obtained by Buyer from any source.

     3.5 Broker's or Finder's Fees. Seller has not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

     3.6 No Conflict. Neither the execution and delivery by Seller of this Agreement and of the other agreements and instruments to be executed and delivered by Seller in connection with the transactions contemplated hereby or thereby, nor the consummation or performance by Seller of the transactions contemplated hereby or thereby will violate or conflict with (1) any federal, state, or local law, regulation, ordinance, governmental restriction, order, judgment, or decree applicable to Seller, (2) any provision of any articles or certificate of incorporation, charter, bylaw, or other governing or organizational instrument of Seller or USISL, or (3) any contract or agreement between Seller and any third party, except where any such violation or conflict would not prohibit, invalidate, impede or delay Seller's ability to perform its duties under this Agreement.

     3.7 USISL.

        a. Organization and Good Standing. USISL is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the property and assets that it owns or uses. To the knowledge of Umbro, USISL is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which either the ownership or use of the properties or


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

     assets owned or used by it, or the nature of the activities conducted by it, requires such qualification and in which the failure to be so qualified would have a Material adverse effect.

        b. Capitalization.

           (i) The issued and outstanding shares of USISL consists of one hundred (100) shares of no par value common voting stock of which one hundred (100) shares are issued and outstanding;

           (ii) All of the Seller Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. Seller owns the Seller Shares beneficially and of record and has good and marketable title to such Seller Shares and owns such Seller Shares free and clear of all encumbrances or other restrictions or claims by any other person. The Seller Shares constitute Sixty percent (60%) of all of the issued and outstanding Shares. Except for the transactions contemplated by this Agreement, neither Seller nor USISL has any commitment or obligation to issue or sell any issued and outstanding shares of USISL or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for, purchase or otherwise acquire from the USISL or Seller (whether by preemptive right, right of first refusal or otherwise), any issued and outstanding shares of USISL and no such securities or obligations are issued or outstanding.

        c. Financial Statements. To the knowledge of Seller, the financial statements previously provided to Buyer and set forth on Schedule 3.7(c) are in accordance with the books and records of USISL, have been prepared in accordance with U.S. GAAP consistently applied throughout the periods indicated and fairly present the financial position of USISL and the results of its operations as of the dates and throughout the periods indicated and there has been no Material adverse change in the financial position of USISL from that reflected in the financial statements except as described in the resolutions of the board of directors of USISL dated November 9, 1998 and the amendment to the sponsorship agreement between the USISL and Seller effective as of January 1, 1998, both included in Schedule 3.7(c).

        d. Agreements. Except as set forth on Schedule 3.7(d), there are no other shareholder agreements, registration rights agreements or other agreements relating to the ownership of the issued and outstanding shares of USISL.

         3.8 Consents. No approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person, governmental, public or self-regulatory body or authority is necessary for (1) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Seller or the consummation by Seller of the transactions contemplated hereby; or (2) the transfer and assignment to Buyer at Closing of the Assets.

     3.9 Litigation. No claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, claim, or investigation (collectively, "Litigation") is pending, or, to Seller's knowledge, threatened against Seller, its present or former directors, officers, or employees, affecting, involving, or relating to the Assets. Seller knows of no facts that could reasonably be expected to serve as the basis for Litigation against itself (or the Buyer upon acquisition of the Assets), it present or former directors, officers, or employees, affecting, involving, or relating to the Assets.

     3.9 Insolvency. There are no bankruptcy or insolvency proceedings pending against Seller, the Assets, or, to the best of Seller's knowledge, the USISL. Seller represents it is receiving reasonably equivalent value from Buyer in exchange for the Assets.

     3.10 Bulk Sales. The sale of the Assets hereunder is not a "bulk sale" as that term is defined under the Uniform Commercial Code - Bulk Transfer Act of the South Carolina Code ("Bulk Transfers Act") and Buyer need not comply with any requirements under the Bulk Transfers Act.

     3.11 Liabilities. Buyer will not be responsible for any liability arising out of Seller's operation of the Business or ownership of the Assets prior to the Closing, whether accrued, contingent or otherwise, including but not limited to, any state taxes or product liability claims.

     3.12 Materiality Defined. For purposes of this Agreement, each reference to any "Material" adverse effect upon the Assets or any other reference to a "Material" deviation, item or circumstance, shall be construed to include any act, omission, event, or circumstances that would entail loss, liability, damage, or expense to Buyer (with respect to the rights and benefits expected by Buyer to be obtained under this Agreement) equal to or in excess of $50,000 in any single event or circumstance, or $100,000 in the aggregate, whether under one or more representations, warranties, covenants, or agreements contained herein, or taken as a whole under all representations, warranties, covenants, and agreements contained herein. Notwithstanding the foregoing, failure of Seller to deliver any of the Inventory shall be deemed "Material".


                                    Article 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     4.1 Organization. Buyer is a corporation validly existing and in good standing under the laws of the State of Minnesota with the corporate power and authority to conduct its business and to own and lease its properties and assets.

     4.2 Power and Authority. Buyer has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and, the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby shall be the legal, valid, and binding obligation of Buyer, enforceable in accordance with their terms.

     4.3 Broker's or Finder's Fees. Buyer has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

     4.4 No Conflict. Neither the execution and delivery by Buyer of this Agreement and of the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby or thereby, nor the consummation or performance by Buyer of the transactions contemplated hereby or thereby will violate or conflict with (1) any federal, state, or local law, regulation, ordinance, governmental restriction, order, judgment, or decree applicable to Buyer, (2) any provision of any articles or certificate of incorporation, charter, bylaw, or other governing or organizational instrument of Buyer, or (3) any contract or agreement between Buyer and any third party, except where any such violation or conflict would not prohibit, invalidate, impede or delay Buyer's ability to perform its duties under this Agreement.

     4.5 Knowledge; No Reliance. Buyer acknowledges that it possesses such information as it deems necessary to cause it to make an informed decision to consummate the transactions contemplated by this Agreement. Accordingly, Buyer is not relying upon any representations or warranties of any kind whatsoever, except for those set forth in this Agreement and the Schedules.

     4.6 Undisclosed Principals or Agencies. Buyer intends to, and will, consummate the transactions contemplated by this Agreement for its own account and is not acting as an agent, broker, "straw-man" or other intermediary or Representative for any undisclosed Person.

     4.7 Financing. Buyer has the financial ability to, or presently has available to it cash or binding debt/or equity financing commitments sufficient to, discharge and otherwise pay the Purchase Price in accordance with the terms and conditions set forth herein and to otherwise consummate the transactions contemplated by this Agreement in strict accordance with the terms and conditions of this Agreement.

     4.8 Investment Representations.

           a. Buyer understands that Seller proposes to deliver to the Buyer the Buyer Shares without compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), that for such purpose Seller will rely upon the representations, warranties, covenants and agreements contained herein, and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed.

           b. Buyer is a sophisticated investor familiar with the type of risks inherent in the acquisition of restricted securities such as the Buyer Shares and Buyer's financial position is such that it can afford to retain the Buyer Shares for an indefinite period of time without realizing any direct or indirect cash return on its investment.

           c. Buyer is acquiring the Buyer Shares for its own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.


                                    Article 5
                       CONDITIONS TO SELLER'S OBLIGATIONS


     Each of the obligations of Seller to be performed hereunder shall be subject to the satisfaction (or the written waiver by Seller) on the Closing Date of each of the following conditions:

     5.1 Representations and Warranties True. Buyer's representations and warranties contained in this Agreement shall be true in all Material respects on and as of the Closing Date. Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by a duly authorized officer of Buyer to all such effects.

     5.2 Performance. Buyer shall have performed and complied with all covenants, agreements, obligations, and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing. Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by a duly authorized officer of Buyer to all such effects.

     5.3 License Agreement. Buyer shall have entered a license agreement with Seller in a form substantially similar to the license set forth in Schedule 5.3 (the "Varsity License Agreement) contemporaneously with the Closing under this Agreement.

     5.4 USISL Agreement. Buyer shall have entered into an agreement with Seller and Signal Apparel Company, Inc. ("Signal") in a form substantially similar to the agreement set forth in Schedule 5.4 (the "USISL Shareholders' Agreement") contemporaneously with the Closing under this Agreement.

     5.5 Signal Agreement. Seller and Signal shall have entered into the Signal Asset and USISL Stock Purchase Agreement and the Signal License Agreement contemporaneously with the Closing under this Agreement.


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

                                    Article 6
                        CONDITIONS TO BUYER'S OBLIGATIONS


     Each of the obligations of Buyer to be performed hereunder shall be subject to the satisfaction (or the written waiver by Buyer) on the Closing Date of each of the following conditions:

     6.1 Representations and Warranties True. Seller's representations and warranties contained in this Agreement shall be true in all Material respects on and as of the Closing Date. Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by a duly authorized officer of Seller to all such effects.

     6.2 Performance. Seller shall have performed and complied with all covenants, agreements, obligations, and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing. Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by a duly authorized officer of Seller to all such effects.

     6.3 No Litigation. No Litigation shall be threatened or pending against Buyer or Seller before any court or governmental agency that, in the reasonable opinion of counsel for Seller, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party in a material amount, in connection with this Agreement or the consummation of the transactions contemplated hereby.

     6.4 Material Adverse Change.

           a. USISL. There shall have been no Material adverse change to USISL or its business, assets, financial condition, results of operation or prospects, assets or liabilities (absolute, contingent or otherwise) between August 1, 1998 and the Closing Date, other than in the ordinary course of business or as described in the resolutions of the board of directors of the USISL dated November 9, 1998 and the amendment to the sponsorship agreement between USISL and Seller effective as of January 1, 1998, both included in Schedule 3.7(c) nor has the USISL declared a dividend or entered into any Material agreements between August 1, 1998 and the Closing Date, other than in the ordinary course of business.

           b. Inventory. There shall have been no Material adverse change to the Inventory from August 1, 1998 to the Closing Date.

     6.5 License Agreement. Buyer and Seller shall have entered into the Varsity License Agreement contemporaneously with the Closing under this Agreement.

     6.6 USISL Agreement. Buyer, Seller and Signal shall have entered into the USISL Shareholders' Agreement contemporaneously with the Closing under this Agreement.

     6.7 Signal Agreement. Seller and Signal shall have entered into the Signal Asset and USISL Stock Purchase Agreement and the Signal License Agreement contemporaneously with the Closing under this Agreement.


                                    Article 7
                                     CLOSING

     7.1 Closing. The closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of Alston & Bird, L.L.P., One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424 at 5:00 p.m. Eastern Standard Time on November __, 1998, or at such earlier time, date, and place as the parties may agree (the "Closing Date").

     7.2 Actions at Closing. At the Closing, Buyer and Seller shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

           a. Certificates. Each party shall deliver the certificates from the secretary or other authorized officer of each party (i) certifying the accuracy of the representations and warranties contained herein, the compliance with the covenants and agreements contained herein, and the satisfaction of the conditions to Closing contained herein and (ii) certifying the names and signatures of the party's officers authorized to sign this Agreement, the Varsity License Agreement, the USISL Shareholders' Agreement and any other documents to be executed at Closing.

           b. Resolutions. Each party shall deliver copies of resolutions of the shareholders, board of directors or any authorized committee thereof (all of which to the extent necessary), approving, or a certification from a duly elected officer certifying that the respective body has approved, the entering into of this Agreement, the Varsity License Agreement, the USISL Shareholders' Agreement and any other documents to be executed at Closing.

           c. License Agreement. Buyer and Seller shall each deliver to the other the Varsity License Agreement in the form attached hereto as
        Schedule 5.3.

           d. USISL Agreement. Buyer and Seller shall each deliver to the other the USISL Shareholders' Agreement in the form attached hereto as
        Schedule 5.4.

           e. Other Documents. Buyer and Seller shall deliver other documents as reasonably requested by the other party to complete the Closing under the conditions of this Agreement.

           f. Buyer Shares. Seller shall deliver the original stock certificates representing all of the Buyer Shares accompanied by a duly executed stock transfer powers endorsed in blank

           g. Initial Payment. Buyer shall pay to Seller the Initial Payment in immediately available funds.

           h. Super Show Costs. Buyer shall pay to Seller US$24,310, which is Buyer's reimbursement to Seller of one-third of the total amount of exhibition space, rental, storage and other similar direct costs paid by Seller for the 1999 SuperShow as of the Closing Date which total amount is US$72,930.


                                    Article 8
                 COVENANTS OF SELLER AND BUYER FOLLOWING CLOSING

     8.1 Accounts Receivable. At Seller's option, Seller may seek the assistance of Buyer in collecting Seller's accounts receivable existing as of the Closing Date. In the event Seller makes such request of Buyer, Buyer shall use its commercially reasonable efforts to collect and remit to Seller all accounts receivable of Seller for a period of 120 days following the Closing Date for a 3% fee; provided, however, Buyer shall not be liable to Seller for any write-offs approved in writing by Seller. At the end of the 120 day collection period, Seller may, at its option, assume the collection of its accounts receivable or negotiate whether Buyer will continue collectively and remitting Seller accounts receivable and under what terms.

     8.2 MIS. Seller will use its commercially reasonable efforts to make the computer software and hardware used in the Business in the United States available to Buyer and Signal so long as available at a cost to Buyer not to exceed 40% Seller's current costs for such items (approximately $12,000/month). In the event such computer software and hardware must be relocated to a different facility, the costs of such relocation shall be borne jointly by Buyer and Signal. If necessary, and to the extent contractually allowable, Buyer and Signal shall have the option to assume to the cost of any software and hardware leases in the event such assumption is required under the terms of any software or hardware lease or by a provider of services to the software or hardware. In the event Buyer purchases computer software and hardware other than that software and hardware used by Seller in the Business, Seller agrees to consult with Buyer regarding Seller's management information systems used by Seller in the Business at Buyer's reasonable request.

     8.3 Personnel and Office Space. Seller will provide access to all current United States employees of Seller to facilitate interviews in hiring of all needed personnel. Seller will provide office space for up to 35 persons in Seller's United States facilities as long as available to facilitate Buyer's operations through that date. The Seller's United States telephone system will remain available through November 30, 1998 at no charge other than long distance costs. After November 30, 1998 Buyer shall obtain other commercial telephone service at its own expense. Seller shall maintain ownership of the existing Seller dedicated telephone numbers "1-800-SOCCER" and "1-864-233-0000". Seller will allow Buyer and Signal to use these telephone numbers subject to an agreement between Buyer and Signal on such use. The right to use these telephone numbers will terminate with the termination the Varsity License Agreement.

     8.4 Warehouse Employees. Buyer shall pay to Seller forty percent (40%) of the gross pay paid by Seller to its warehouse employees from the date of this Agreement until all Inventory is transferred from Seller's warehouse to Buyer's warehouse or a warehouse designated by Buyer. Seller shall invoice Buyer on the first and fifteenth day of each month after the Closing Date for forty percent (40%) of the gross pay paid by Seller's to its warehouse employees during the preceding pay period Buyer shall pay Seller the invoice amount within ten (10) days of the receipt of such invoice.

     8.5 Miscellaneous. Seller shall provide for Buyer's use all designs, patterns, line drawings, artwork, hangtags, posters, and other materials used by Seller in connection with the Seller's U.S. Business, which are on hand as of the Closing Date, the copyrights of which shall remain owned by Seller. Buyer may use and freely copy the advertising, promotional and other materials described above.

     8.6 Insurance. Seller agrees all insurance policies relating to the Inventory existing as of the Closing shall remain in existence until the Inventory is shipped to Buyer's warehouse or a warehouse designated by Buyer. Buyer agrees that, upon receipt of the Inventory in its warehouse or a warehouse designated by Buyer, Buyer will provide similar insurance coverage for the Inventory.

     8.7 Access. Seller hereby grants Buyer reasonable access to Seller's warehouse after Closing for the purpose of processing, distributing and shipping the Inventory and Buyer shall be able to move the Inventory from Seller's warehouse under the terms and conditions of this Agreement immediately after the Closing.

     8.8 Buyer not Successor to Seller. The Seller covenants and agrees that, notwithstanding the execution and delivery of this Agreement and the consummation and performance of the transactions contemplated hereby, Buyer is not and under no circumstance or event shall Buyer be considered or deemed to be, a successor in interest to, or otherwise an affiliate of, Seller. Seller shall not, and Seller shall not cause or assist any other person or entity to, make any statement, representation, argument or otherwise conduct itself in any manner inconsistent with this section.

     8.9 Option for USISL Shares. Subject to the terms and conditions of the USISL Shareholders' Agreement, and at its option, Buyer will receive the Option Shares if Buyer funds 40% of the USISL's promotional activities from January 1, 2000 through December 31, 2000 in an amount similar to, but not to exceed, the amount funded by Buyer during calendar year 1999. Buyer may exercise this option under the terms and conditions set forth in the USISL Shareholders Agreement by giving written notice to Seller no later than June 30, 1999.

                                    Article 9
                                    INDEMNITY

         9.1 Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer and its directors, officers, employees, and agents (collectively, the "Buyer Group"), at, and at any time after, the Closing, pursuant to the time limits in Section 9.5, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by the Buyer Group, directly or indirectly, by reason of, resulting from, or arising in connection with

           a. any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement that survives the Closing; or

           b. any past, present, future, known, contingent or other liability of Seller or any of its Affiliates; or

           c. Any alleged violation of the Bulk Transfers Act by Buyer.

         Buyer shall be entitled, at Buyer's option, to offset such Indemnification Claims to be paid by Seller to Buyer against royalty payments due Seller from Buyer under the Varsity License Agreement upon terms and conditions as agreed to between Buyer and Seller in writing.

         9.2 Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller and its successors, assigns and affiliates and the directors, officers, employees, and agents of each (collectively, the "Seller Group"), at, and at any time after, the Closing, pursuant to the time limits in Section 9.5, from and against any and all Losses asserted against, resulting to, imposed upon, or incurred by the Seller Group, to the extent arising from any breach of any representation, warranty, or agreement of Buyer contained in this Agreement or Buyer's ownership, use, operation or sale of the Inventory from and after the Closing Date. Notwithstanding the foregoing, Seller shall indemnify Buyer with respect to manufacturing or design defects occurring in the Inventory to the same extent as set forth in Section 13.4 of the Varsity License Agreement.

     9.3 Notice of Claim. The party entitled to indemnification hereunder (the "Claimant") shall promptly deliver to the party liable for such indemnification hereunder (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery under Section 9.1 or Section 9.2, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the "Indemnification Claims"). The Claimant shall provide to th Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

     9.4 Defense. If the facts pertaining to the Loss arise out of the claim of any third party (other than a member of the Buyer Group or Seller Group, whichever is entitled to indemnification for such matter) available by virtue of the circumstances of the Loss, the Obligor may assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. The Claimant shall have the right to employ counsel separate from counsel employed by the Obligor in any such action and to participate therein, but the fees and expenses of such counsel employed by the Claimant shall be at its expense. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by Obligor, to approve) a settlement of such matter in its reasonable discretion, except that Claimant need not consent to any settlement that (1) imposes any nonmonetary obligation or (2) Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld. Whether or not the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

     9.5 Limitations. Notwithstanding anything in this Article 9 to the contrary:

           a. Thresholds. Except for indemnification under Section 9.1(b) and the last sentence of Section 9.2, no indemnification or any other Indemnification Claims under this Agreement or any other instrument or agreement to be executed and delivered by either party in connection with the transactions contemplated hereby shall be payable until (and then only to the extent that) the total of all Losses giving rise to such claim(s) equals or exceeds $25,000.00. Furthermore, except as set forth in Section 9.5(c), the parties agree that the indemnification liability of Seller with respect to those items indemnified pursuant to
        Section 9.1., and of Buyer with respect to those items indemnified pursuant to Section 9.2., shall not exceed (a) $500,000 for Indemnification Claims arising out of Buyer's purchase of the Inventory, other than Seller's failure to deliver the Inventory as set forth in
        Schedule 1.1 or (b) $200,000 for all other Indemnification Claims.

           b. Time of Assertion. Except as set forth in Section 9.5(c), no indemnification shall be payable by either party with respect to Indemnification Claims as to which the obligor has not received Required Notice from the Claimant on or before May 1, 1999 except for Indemnification Claims regarding the purchase of the Buyer's Shares which Notice must be given by Claimant on or before May 1, 2000.

           c. Notwithstanding anything herein to the contrary, Seller shall indemnify the Buyer Group in full without regard to any limitation described in Section 9.5(a) or 9.5(b) with respect to the indemnities provided by Seller under Section 9.1(b) and the last sentence of Section 9.2.

           d. Exclusive Remedy. The parties hereto acknowledge and agree that this Article 9 is the exclusive remedy of the parties hereto for damages for breach or misrepresentation of or under this Agreement.

     9.6 Recovery of Attorney Fees For Frivolous Actions. Claimant shall be entitled to recover its reasonable out-of-pocket costs (including court costs and actual attorney fees) incurred in pursuing any Indemnification Claims defended by the Obligor on frivolous grounds or opposed for the purpose of delay or harassment.


                                   Article 10
                                  MISCELLANEOUS

     10.1 Entire Agreement. This Agreement (including the Schedules), and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby, constitute the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     10.2 Parties Bound by Agreement; Successors and Assigns. The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns (including but not limited to any trustee or receiver) thereof. Notwithstanding the execution and delivery of this Agreement and the consummation and performance of the transactions contemplated hereby, Buyer is not and under no circumstance or event shall Buyer be considered or deemed to be, a successor in interest to, or otherwise an affiliate of, Seller. The parties hereto each acknowledge that they have read this Agreement and have had effective assistance of counsel in negotiating and drafting the provisions hereof; therefore, each party agrees that there shall be no presumption regarding any ambiguous term or provision and the construction or interpretation to be given thereto.

     10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     10.4 Headings. The headings of the Articles and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     10.5 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

     10.6 Expenses. Except as otherwise expressly set forth in this Agreement, Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants, and counsel.

     10.7 Notices. Any notice, consent or approval required or permitted to be given by Buyer under any terms of this Agreement shall be valid (and Seller shall be entitled to rely thereon) only if given in writing signed by an executive officer of Buyer; any other purported notice, consent or approval shall be null and void. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally, via Federal Express or other similar delivery service, via facsimile or sent by registered or certified mail, postage prepaid:

                  If to Seller to:
                           UMBRO INTERNATIONAL, INC.
                           C/o Umbro Europe Limited
                           P.O. Box 33, Dallimore Road
                           Roundthorn Industrial Estate, Wythenshawe
                           Manchester M23 9GJ, ENGLAND.
                           Attn: Tony Hutchinson
                           Tel: 011-44-161-946-8503
                           Fax: 011-44-161-946-0966

                  with a copy to:

                           Alston & Bird, L.L.P.
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia  30309-3424
                           Attn: Jay E. Sloman
                           Tel: 404-881-7000
                           Fax: 404-881-4777

                  If to Buyer to:

                           Varsity Spirit Fashions and Supply, Inc.
                           2525 Horizon Lake Drive
                           Memphis, Tennessee 38184-1609
                           Attn: John Nichols
                           Tel: 901-387-4370
                           Fax: 901-387-4356

                  with a copy to:

                           Riddell Sports, Inc.
                           900 Third Avenue, 27th Floor
                           New York, New York  10022
                           Attn: David Groelinger
                           Tel: (212) 826-4300
                           Fax: (212) 826-5006
or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally, via delivery service or facsimile in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder) . Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail.

     10.8 Governing Law and Arbitration.

           a. This Agreement shall be construed in accordance with and governed by the laws of the State of South Carolina without giving effect to the principles of conflicts of law thereof.

           b. Any dispute between Buyer or any member of the Buyer Group and Seller or any member of the Seller Group arising from or in any way relating to this Agreement or otherwise, shall be resolved by binding arbitration conducted by the American Arbitration Association ("AAA"), in accordance with the rules then in effect, conducted in Atlanta, Georgia. The parties expressly consent to exclusive jurisdiction in Atlanta, Georgia for such proceeding.

           c. Arbitration hereunder shall be the sole and exclusive forum for the resolution of such disputes, controversies or claims, but each party retains the right to seek judicial assistance (i) to compel arbitration,
        (ii) to obtain interim measures of protection pending arbitration, and
        (iii) to enforce any decision of the arbitrators, including the final award.

           d. At such time as arbitration is demanded, the parties shall endeavor to select a single arbitrator to conduct the arbitration, but if the parties cannot agree on the identity of a single arbitrator within thirty (30) days of receipt of the arbitration demand, the arbitrator in question shall be appointed by the AAA in accordance with the Rules.

           e. It is the intention of the parties that the arbitrator shall forthwith determine the merits of the claim, controversy or dispute, and shall deliver its decision within ninety (90) days of the date of receipt of the arbitration demand specifying such remedy (including money damages) as shall fully implement the intent and purposes of this Agreement.

           f. In addition to the authority conferred on the arbitrator by the Rules, the arbitrator shall have the authority to order such discovery and production of documents, including the deposition of party witnesses, as it may deem just and equitable.

           g. The arbitral award shall be in writing and shall be final and binding on the parties and may include an award of costs, including reasonable attorneys' fees and disbursements.

           h. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

     10.9 Public Announcements. Seller and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither Seller nor Buyer shall issue any such press release or make any public statement without the agreement of the other party, except as such party's counsel advises in writing may be required by law.

     10.10 Third-Party Beneficiaries. With the exception of (1) the parties to this Agreement and (2) the Buyer Group and the Seller Group with respect to the matters inuring to their benefit under Article 9, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     10.11 "Including." Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, noncharacterizing illustrations.

     10.12 References. Whenever reference is made in this Agreement to any Article, Section, or Schedule, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule to this Agreement.

     10.13 Survival of Agreements. All covenants, agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement and the Closing in accordance with the terms hereof.

     10.14 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner Materially adverse to any party.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Asset and USISL Stock Purchase Agreement to be executed on its behalf as of the date indicated irrespective of the actual date of execution and delivery hereof.

                                       UMBRO INTERNATIONAL, INC.


                                       By: /s/ Lawrence J. Ramaekers
                                          ---------------------------------
                                       Title: Lawrence J. Ramaekers, CEO


                                       VARSITY SPIRIT FASHIONS & SUPPLIES,
                                       INC.


                                       By: /s/
                                          ---------------------------------
                                       Title: EVP

                                  SCHEDULE 1.1

                                   (ATTACHED)